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                                                                    Exhibit 99.1
For Immediate Release
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                       COLONIAL COMMERCIAL CORP. ANNOUNCES
                          ODD LOT TENDER OFFER FOR ITS
                          CONVERTIBLE PREFERRED SHARES

     HAWTHORNE, New Jersey (August 17, 2005) - Colonial Commercial Corp. ("Colonial") (OTC Bulletin Board: "CCOM," "CCOMP"), announced today that it is offering to purchase of all shares of Convertible Preferred that on August 15, 2005 were owned by shareholders who then owned 99 shares or less. The Company will pay $2.00 for each Convertible Preferred share properly submitted for purchase, which is the highest closing price for the common stock the during the period from July 1, 2005 through August 15, 2005. The highest closing price of the Convertible Preferred Stock during this period was $1.80.

     The offer will expire on September 30, 2005 at 5:00 p.m. Eastern Standard Time, unless extended. Eligible Convertible Preferred shareholders who would like to accept the offer must tender all odd lots of Convertible Preferred Stock that they own. Convertible Preferred Stock is convertible into Common Stock on a share for share basis.

     The offer is intended to allow odd lot Convertible Preferred shareholders the ability to sell their Convertible Preferred Stock for cash without the need to pay brokerage fees and to reduce Colonial's cost of servicing these odd lot shares.

     This announcement is not an offer to purchase or solicitation of an offer to purchase with respect to the Convertible Preferred Stock. The offer is being made upon the terms set forth in the Offer to Purchase and accompanying documents dated August 16, 2005. Copies of these documents will be available at www.cc-oddlots.com.
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     Colonial distributes heating, ventilating and air conditioning equipment
("HVAC"), parts and accessories, climate control systems, and plumbing supplies, primarily, in the New York metropolitan area through its Universal Supply Group, Inc. ("Universal"), American/Universal Supply Inc. ("American") and The RAL Supply Group, Inc. ("RAL") subsidiaries to HVAC contractors. These contractors purchase and install equipment and systems for residential, commercial and industrial users. Universal also provides control system design, custom control panel fabrication, technical field support, in-house training and climate control consultation for engineers and installers. It is a leader in the design of direct digital control systems and systems that control multi-location facilities through the Internet. Universal is headquartered in New Jersey, and, with its affiliates, operates out of seven locations in New Jersey; nine in New York and one in Pennsylvania.


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     This press release includes statements that may constitute
"forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.


                    FOR FURTHER INFORMATION, PLEASE CONTACT:
           BERNARD KORN, CEO, OR WILLIAM SALEK, CFO, AT (973) 427-8224